EXHIBIT 99.01

Hampshire International Business Park Chineham Basingstoke Hampshire RG24 8EP United Kingdom Tel +44 (0)1256 894000 Fax +44 (0)1256 894708 www.shire.com

Press Release

Shire Announces Filing of VYVANSE™
(lisdexamfetamine dimesylate) for the Treatment of ADHD in Adults

Philadelphia, PA – June 29, 2007– Shire plc (LSE: SHP, NASDAQ: SHPGY, TSX: SHQ) announced today that it has submitted a supplemental New Drug Application (sNDA) to the U.S. Food and Drug Administration (FDA) for VYVANSE™ (lisdexamfetamine dimesylate) for the treatment of Attention Deficit Hyperactivity Disorder (ADHD) in adults.  This application is subject to a 10-month FDA review period.

“ADHD is a treatable disorder that affects adults as well as children,” said Matthew Emmens, Shire Chief Executive Officer.  “We are pleased with the results of VYVANSE studies conducted in adults and we believe this product will meet an important need in the adult ADHD marketplace.  VYVANSE is a priority in our ADHD portfolio and we are committed to developing this next generation ADHD medication so that adults diagnosed with ADHD may benefit from treatment with VYVANSE.”

VYVANSE is a prodrug stimulant that is therapeutically inactive until metabolized in the body and active d-amphetamine is released.  VYVANSE is different from other oral long acting stimulants of amphetamine and methylphenidate that rely on delivery systems which may be affected by pH and GI transit time.

Shire plans to announce full results from its phase III clinical trial for the treatment of ADHD in adults at a major scientific conference in Q4 2007.

The FDA approved VYVANSE on February 23, 2007, to treat symptoms of ADHD in children aged 6 to 12.

Additional information about VYVANSE and Full Prescribing Information are available at www.vyvanse.com.

About ADHD
Approximately 7.8 percent of all school-age children, or about 4.4 million U.S. children aged 4 to 17 years, have been diagnosed with ADHD at some point in their lives, according to the U.S. Centers for Disease Control and Prevention (CDC).  ADHD is one of the most common psychiatric disorders in children and adolescents.  The disorder is also estimated to affect approximately 9.8 million adults across the U.S. based on a retrospective survey of adults aged 18 to 34, projected to the full U.S. adult population.  ADHD is a neurobiological

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disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable level of development.  To be properly diagnosed with ADHD, a child needs to demonstrate at least six of nine symptoms of inattention; and/or at least six of nine symptoms of hyperactivity/impulsivity; the onset of which appears before age 7 years; that some impairment from the symptoms is present in two or more settings (e.g., at school and home); that the symptoms continue for at least six months; and that there is clinically significant impairment in social, academic or occupational functioning and the symptoms cannot be better explained by another psychiatric disorder.

Although there is no “cure” for ADHD, there are accepted treatments that specifically target its symptoms. The most common standard treatments include educational approaches, psychological or behavioral modification, and medication.

For further information on Shire please contact:
Investor Relations
Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
Eric Rojas (North America)	+1 484 595 8252

Media
Jessica Mann (Rest of the World)	+44 1256 894 280
Matthew Cabrey (North America)	+1 484 595 8248

About VYVANSE

Tell the doctor about any heart conditions, including structural abnormalities, that you, your child, or a family member, may have.  Inform the doctor immediately if your child develops symptoms that suggest heart problems, such as chest pain or fainting.

VYVANSE should not be taken if your child has advanced disease of the blood vessels (arteriosclerosis); symptomatic heart disease; moderate to severe high blood pressure; overactive thyroid gland (hyperthyroidism); known allergy or unusual reactions to drugs called sympathomimetic amines (for example, pseudoephedrine); seizures; glaucoma; a history of problems with alcohol or drugs; agitated states; taken a monoamine oxidase inhibitor (MAOI) within the last 14 days.

Tell the doctor before taking VYVANSE if your child is being treated for or has symptoms of depression (sadness, worthlessness, or hopelessness) or bipolar disorder; has abnormal thought or visions, hears abnormal sounds, or has been diagnosed with psychosis; has had seizures or abnormal EEGs; has or has had high blood pressure; exhibits aggressive behavior or hostility.  Tell the doctor immediately if your child develops any of these conditions or symptoms while taking VYVANSE.

Abuse of amphetamines may lead to dependence.  Misuse of amphetamine may cause sudden death and serious cardiovascular adverse events.  These events have also been reported rarely with amphetamine use.

VYVANSE was generally well tolerated in clinical studies.  The most common side effects reported in studies of VYVANSE were decreased appetite, difficulty falling asleep, stomachache, and irritability.

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Aggression, new abnormal thoughts/behaviors, mania, growth suppression, worsening of motion or verbal tics, and Tourette’s syndrome have been associated with use of drugs of this type.  Tell the doctor if your child has blurred vision while taking VYVANSE.

Shire plc
Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician. Shire focuses its business on ADHD, human genetic therapies (HGT), gastrointestinal (GI) and renal diseases. The structure is sufficiently flexible to allow Shire to target new therapeutic areas to the extent opportunities arise through acquisitions. Shire believes that a carefully selected portfolio of products with a strategically aligned and relatively small-scale sales force will deliver strong results.

Shire’s focused strategy is to develop and market products for specialty physicians. Shire’s in-licensing, merger and acquisition efforts are focused on products in niche markets with strong intellectual property protection either in the US or Europe.

For further information on Shire, please visit the Company’s website: www.shire.com.

THE “SAFE HARBOR” STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, Shire’s results could be materially affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of pharmaceutical research, product development, manufacturing and commercialization; the impact of competitive products, including, but not limited to the impact of those on Shire’s Attention Deficit and Hyperactivity Disorder (“ADHD”) franchise; patents, including but not limited to, legal challenges relating to Shire’s ADHD franchise; government regulation and approval, including but not limited to the expected product approval date of INTUNIV™ (guanfacine) extended release (ADHD); Shire’s ability to secure new products for commercialization and/or development; Shire’s ability to benefit from its acquisition of New River Pharmaceuticals Inc.; the successful development of JUVISTA®, and other risks and uncertainties detailed from time to time in Shire plc’s filings with the Securities and Exchange Commission, particularly Shire plc’s Annual Report on Form 10-K for the year ended December 31, 2006.

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